------
FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[X] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
| SORENSEN          ALLAN                    |    LTCW LET'S TALK CELLULAR & WIRELESS, INC.|   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  1601 SAWGRASS CORP PARKWAY                |    Person, if an Entity |    JULY 1999      |   [ ] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  SUNRISE,         FLORIDA           33323  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
-----------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see Instructions 4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- |3. Trans- |4. Trans- |   5. Number of    |6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |   action |   action |      Derivative   |   cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|   Date   |   Code   |      Securities   |   Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|   (Month/|   (Instr.|      Acquired (A) |   Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |   Day/   |   8)     |      or Disposed  |   (Month/Day/  |                   |    Secur-    |
|                       |    ative   |   Year)  |          |      of (D)       |   Year)        |                   |    ity       |
|                       |    Security|          |          |      (Instr. 3,   |                |                   |    (Instr. 5)|
|                       |            |          |          |      4, and 5)    |----------------|-------------------|              |
|                       |            |          |          |                   |Date   |Expira- |      |  Amount or |              |
|                       |            |          |          |  -----------------|Exer-  |tion    |Title |  Number of |              |
|                       |            |          |          |    (A)  |  (D)    |cisable|Date    |      |  Shares    |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |    4.00    |  7/15/99 |   A(1)   |  10,000 |         |7/15/99|7/15/09 |COMMON|   10,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|---------- -|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |   17.50    |  4/1/98  |  4A(2)   |   5,000 |         |4/1/98 | 4/1/08 |COMMON|    5,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |   17.50    |  7/15/99 |   D(3)   |         |   5,000 |4/1/98 | 4/1/08 |COMMON|    5,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |    6.00    |  7/15/99 |   A(4)   |   5,000 |         |4/1/98 | 4/1/08 |COMMON|    5,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |    7.00    |  7/15/99 |   D(3)   |         |  12,000 |8/5/98 | 8/5/08 |COMMON|   12,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
| OPTION TO PURCHASE    |    6.00    |  7/15/99 |   A(5)   |  12,000 |         |8/5/98 | 8/5/08 |COMMON|   12,000   |              |
|                       |            |          |          |         |         |       |        |STOCK |            |              |
|-----------------------|------------|----------|----------|---------|---------|-------|--------|------|------------|--------------|
|                       |            |          |          |         |         |       |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|       10,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|        5,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|            0       |            D             |                      |
|--------------------|--------------------------|----------------------|
|        5,000       |            D             |                      |
|--------------------|--------------------------|----------------------|
|            0       |            D             |                      |
|--------------------|--------------------------|----------------------|
|       12,000       |            D             |                      |
------------------------------------------------------------------------
 Explanation of Responses: 1. Grant to reporting person of options to buy 10,000 shares of common stock under the Let's Talk
                              Cellular & Wireless, Inc. 1997 Executive Incentive Compensation Plan in a transaction exempt under Rule 16b-3.
                           2. Grant to reporting person of options to buy 5,000 shares of common stock under the Let's Talk
                              Cellular & Wireless, Inc. 1997 Executive Incentive Compensation Plan in a transaction exempt under Rule 16b-3.
                           3. Cancellation of option in connection with grant of replacement option.
                           4. The reported transaction involved the repricing of an existing option that was originally granted on April 1, 1998.
                           5. The reported transaction involved the repricing of an existing option that was originally granted on August 5, 1998.


  ** Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Allan Sorensen                    9/15/99
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
